UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

______________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

May 1, 2013
Date of report (Date of earliest event reported)

Amyris, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 1, 2013, Amyris, Inc. (the “Company”) entered into the following agreements:

•	Sixth Amendment to Lease Between ES East, LLC (Landlord) and Amyris, Inc. (Tenant) at EmeryStation East, 5885 Hollis Street, Emeryville CA, dated April 30, 2013 (the “Headquarters Amendment”); and

•
Third Amendment to Lease Between Emery Station Triangle LLC (Landlord) and Amyris, Inc. (Tenant) at 5850 Hollis Street, Emeryville, CA, dated May 1, 2013 (the “Pilot Plant Amendment” and, together with the Headquarters Lease, the “Amendments”).

Under the Amendments, the Company agreed to extensions of the underlying operating leases for its headquarters and pilot plant facility in Emeryville, California.  The Headquarters Amendment provided for extension of the underlying lease term from May 2018 to May 2023.  The Pilot Plant Amendment provided for extension of the underlying lease term from April 2018 to April 2023.  In consideration for these extensions, the lessors agreed to reduce the Company’s monthly base rent commitments, including providing a rent credit of $1.0 million under the Headquarters Amendment, which credit will be applied to rent payments through November 2014, and reductions in base rent under both leases resulting in an aggregate savings over the five years remaining in the original lease terms of approximately $1.5 million.  The aggregate incremental rent payable by the Company under the Amendments is approximately $35 million over the five-year extension period.  In addition to the rent savings for the original term as described above, the lessor under the Headquarters Amendment agreed to eliminate the Company’s outstanding notes payable to the lessor of approximately $1.5 million (which notes bore a 10% annual interest rate).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: May 6, 2013	By:	/s/ Gary Loeb
Gary Loeb SVP and General Counsel